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                                                                     EXHIBIT 4.5

                         [DONLAR CORPORATION LETTERHEAD]

April ___, 2002


CONFIDENTIAL
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_____________________

_____________________

_____________________

_____________________


Dear _____________:

         Currently, you own convertible debt of Donlar Corporation ("Donlar") evidenced by a note dated ______________ in the face amount of _________________ (the "Convertible Note"). This letter agreement (this "Letter Agreement") sets forth certain understandings between you and Donlar, an Illinois corporation, regarding the terms upon which you shall surrender the Convertible Note in exchange for shares of senior convertible preferred stock of Donlar ("Senior Preferred") containing the terms attached hereto as Exhibit A and surrender for cancellation all options and warrants you hold to purchase common or preferred stock of Donlar. Upon the completion of certain transactions whereby Donlar's majority owned subsidiary Donlar Bioysntrex Corporation, a Nevada corporation, is merged into Donlar, the capitalization of Donlar shall be as set forth on Exhibit B.

         Accordingly, you agree to surrender for cancellation: (a) the Convertible Note to Donlar in exchange for shares of Senior Preferred in the face amount of $ ____________ convertible into _______________ shares of common stock of the Donlar; and (b) all warrants and options you hold to purchase shares of common or preferred stock of Donlar.

         If the foregoing is in accordance with your understanding of our agreement, please sign where indicated below and deliver a copy of this Letter Agreement as provided for herein, whereupon this Letter Agreement shall represent a binding agreement between us and shall be governed by the internal laws of the State of Illinois.

                                                     Very truly yours,

                                                     DONLAR CORPORATION


                                                     By:________________________
                                                        Name: Larry Koskan
                                                        Title: President and CEO